April 12, 2024

iQSTEL Inc.

300 Aragon Avenue, Suite 375

Coral Gables, FL 33134

Re: IQSTEL Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel iQSTEL Inc., a Nevada corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), and any amendments thereto, pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the offering for resale, on a delayed or continuous basis, by the selling shareholders named in the Registration Statement, up to an aggregate of 48,888,890 shares of our common stock, of which 3,535,354 shares (the “Shares”) are currently outstanding, 35,353,536 shares (the “Note Shares”) are issuable upon conversion of the Company’s secured convertible promissory note (the “Note”) and 10,000,000 shares (the “Option Shares”) are issuable upon exercise of the Company’s common stock purchase option (the “Option”).

In rendering the opinion set forth below, we have reviewed: (a) the Registration Statement and the exhibits attached thereto; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof.    In addition, we have made such other examinations of law and fact, as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon such examination, and subject to the further assumptions, qualifications and limitations contained herein, it is our opinion that (i) the Shares are validly issued, fully paid and non-assessable, (ii) the Note Shares, when issued upon conversion of the Note pursuant to its terms, will be validly issued, fully paid and non-assessable, and (iii) the Option Shares, when issued upon exercise of the Option pursuant to its terms, will be validly issued, fully paid and non-assessable.

This opinion is based on Nevada general corporate law, including the statutory provisions, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws.

The foregoing opinion is qualified to the extent that the enforceability of any applicable agreement, document, or instrument discussed herein may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

Our opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the shares of common stock or the agreements and instruments addressed herein, or in the Registration Statement. This opinion is based upon currently existing statutes, regulations, rules and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Very truly yours,

/s/ The Doney Law Firm

CONSENT

WE HEREBY CONSENT to the use of the firm’s opinion and reference in “Experts” in connection with the Registration Statement on Form S-1 Registration Statement and any amendments thereto filed with the Securities and Exchange Commission as counsel for the registrant, iQSTEL Inc.

Very truly yours,

/s/ The Doney Law Firm

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